Exhibit 10.14

EXECUTION COPY

CONTRIBUTION AGREEMENT (this “Agreement”) dated as of March 2, 2007, is made by and between RDA Holding Co., a Delaware Company (“RDA Holdco”), and The Reader’s Association, Inc., a Delaware corporation (“Reader’s Digest”).

WHEREAS, prior to the closing under the RDA Merger Agreement (as defined below), pursuant to the Share Exchange Agreement dated as of March 2, 2007, by and between RDA Holdco and 1302791 Alberta ULC, an Alberta unlimited liability corporation (“Canadian Co.”), RDA Holdco. transferred all the outstanding shares of Doctor Acquisition Co. to Canadian Co., and Canadian Co. issued shares of common stock of Canadian Co. to RDA Holdco, resulting in RDA Holdco directly owning all the outstanding common stock of Canadian Co. and Canadian Co. directly owning all the outstanding common stock of Doctor Acquisition Co.

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006, among RDA Holdco (formerly known as Doctor Acquisition Holding Co.), Doctor Acquisition Co. and Reader’s Digest (the “RDA Merger Agreement”), and pursuant to the filing of a certificate of merger with the Secretary of State of the State of Delaware on the date hereof, Canadian Co. became the direct owner of all of the common stock, par value $1.00 per share, of Reader’s Digest.

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of January 23, 2007, among RDA Holdco, WRC Acquisition Co. and WRC Media Inc. (“WRC Media”), and pursuant to the filing of a certificate of merger with the Secretary of State of the State of Delaware on the date hereof, RDA Holdco became the direct owner of all of the common stock, par value $1.00 per share, of WRC Media.

WHEREAS, pursuant to the Stock Acquisition Agreement, dated as of January 23, 2007, among RDA Holdco, Direct Holdings U.S. Corp. (“DH U.S. Corp.”) and each of the members of Direct Holdings Worldwide L.L.C., RDA Holdco became the direct owner of all of the common stock, par value $0.01 per share, of DH U.S. Corp.

WHEREAS, after the closing under the RDA Merger Agreement, Canadian Co. distributed all the outstanding shares of common stock of Reader’s Digest to RDA Holdco as a return of capital under Canadian corporate law, resulting in RDA Holdco directly owning all the outstanding shares of common stock of Reader’s Digest.

WHEREAS, after the closing under the RDA Merger Agreement and the distribution by Canadian Co. of all the outstanding shares of common stock of Reader’s Digest to RDA Holdco as a return of capital, pursuant to the Share Exchange Agreement dated as of March 2, 2007, by and between RDA Holdco and Reader’s Digest, RDA Holdco transferred all the outstanding common stock of Canadian Co. to Reader’s Digest, and Reader’s Digest issued additional shares of common stock of Reader’s Digest to RDA Holdco.

WHEREAS, the board of directors of RDA Holdco, as in place after giving effect to the agreements listed above, has determined that it is advisable and in the best interests of RDA Holdco that RDA Holdco make a contribution of all of the common stock of each of DH U.S. Corp. and WRC Media to Reader’s Digest, immediately after RDA Holdco’s acquisition of such stock pursuant to the agreements listed above.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Contribution.  RDA Holdco hereby transfers, conveys, assigns and contributes to Reader’s Digest, and Reader’s Digest hereby accepts and receives, all of the common stock of each of DH U.S. Corp. and WRC Media.

Additional Actions.  Each of RDA Holdco and Reader’s Digest agrees to execute and deliver all additional documents and to do all other acts reasonably necessary to more fully implement or evidence the transactions contemplated by this Agreement.

Term.  This Agreement shall become effective at such time as the Effective Time (as defined under the RDA Merger Agreement) occurs.

Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assignees.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement any right, remedy or claim under or in respect of any agreement or any provision contained herein.  This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof.

Amendments and Waivers.  The terms and provisions of this Agreement may be amended, waived, modified or terminated only with the written consent of each of RDA Holdco and Reader’s Digest.

Governing Law.  This Assignment shall be governed by the laws of the State of New York, without regard to the conflict of laws principles of such State.

Severability.  If one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any parties hereto.

Assignment.  No party to this Agreement may assign this Agreement or any of its rights, powers, duties or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

RDA HOLDING CO.,

By

Name: Christopher Minnetian
Title: President

THE READER’S DIGEST ASSOCIATION, INC.,

By

Name:
Title: